(J)(1)(g)

SUPPLEMENT TO THE CUSTODY AGREEMENT

HONG KONG – CHINA CONNECT SERVICE

Account Model for Bond Connect

Date: April 1, 2019

To: The Bank of New York Mellon

Re: Hong Kong – China – Bond Connect

Dear Sir or Madam:

Reference is made to the Custody Agreement entered into between the Voya funds set forth on Exhibit A thereto and The Bank of New York Mellon (previously The Bank of New York) as custodian (BNYM) dated January 6, 2003, as amended or supplemented from time to time (CA). Each separate Portfolio listed on Annex A hereto, as it may be amended from time to time, is referred to separately herein as the Client. This letter (Letter) serves as a supplement to the CA.

This Letter relates to the mutual bond market access between People's Republic of China (PRC) and the Hong Kong Special Administrative Region. This service applies to bonds traded on the China Interbank Bond Market (China Connect Bonds) and allows foreign investors to access and trade such China Connect Bonds pursuant to approval of Bond Connect Company Limited (BCCL), which is the joint venture between Hong Kong Exchange and Clearing Limited and China Foreign Exchange Trade System & National Interbank Funding Centre (CFETS) (Bond Connect).

Client has indicated that it wishes to utilise Bond Connect and that it will register with the People's Bank of China Shanghai Head Office (PBC) and will open a trading account with CFETS for trading via Bond Connect in relation to each Client. This Letter sets out with respect to each Client the terms and conditions upon which BNYM supports and provides access to Bond Connect.

(a)In respect of Bond Connect, BNYM will (and is authorised to):

(i)establish, maintain and operate a segregated account/sub-account and ledger for each

Client in accordance with the CA and on BNYM's books and records (each a BNYM China Connect Account); and

(ii)at BNYM's appointed subcustodian, the Hong Kong and Shanghai Banking Corporation Limited (Subcustodian), direct the establishment and maintenance in the books and records of the Subcustodian of an account for each Client for the deposit, custody and safekeeping of China Connect Bonds (each a China Connect Account).

Client acknowledges and agrees that in respect of Bond Connect, Client is utilising a segregated account through the Subcustodian and an account or accounts will be established and maintained by Subcustodian with respect to each Client. Client shall provide all information as is reasonably required to open and maintain the same. Client acknowledges and agrees that in respect of the China Connect Bonds and transactions in these products, a Bond Connect account at the Central Moneymarkets Unit of the Monetary Authority of Hong Kong (CMU) shall be established on behalf of each Client through the Subcustodian, as a CMU participant. Client must apply to BCCL and directly register with the PBC and be admitted with one of the approved agents, including CFETS, domestic bond custodians recognized by the PBC (i.e., China Central Depository & Clearing Co., Ltd. (CCDC), Shanghai Clearing House (SCH)).

Client is responsible for obtaining its registration, admission and such account opening and all necessary procedures to obtain access to transact in China Connect Bonds.

Client is referred to the matters in paragraphs (i) and (j) below regarding accounts in the PRC.

(b)In accordance with the requirements of Bond Connect for trades of China Connect Bonds to be on market, Client agrees and undertakes to ensure that all transfers of China Connect Bonds into or out of a relevant BNYM China Connect Account/Record/China Connect Account that it instructs will not, unless permitted by the relevant regulator, be in relation to the trading of China Connect Bonds other than through the relevant Bond Connect market system.

(c)Client instructions issued to BNYM for trades (Instructions) must be in the format required by BNYM (as specified in the relevant BNYM service level description for Bond Connect (Service Level Description) from time to time) and such Instructions must be received by BNYM by the BNYM deadline (as specified in the Service Level Description from time to time). Client shall be responsible for all trade instructions issued to its market maker or counterparty engaged for trades in China Connect Bonds and for the purposes of the service as provided by BNYM under this Letter Client is engaging its own broker or brokers and market makers (hereafter Broker) for Bond Connect. BNYM is not party to any brokerage or market making arrangement or agreement entered into between Client and any Broker and takes no responsibility for such engagement or services. Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to a Broker. Client acknowledges and agrees that, prior to issuing trading instructions, it must ensure it has: (i) sufficient monies (in CNY) for a purchase of China Connect Bonds in its cash account; and/or (ii) sufficient China Connect Bonds for a sale of China Connect Bonds in its BNYM China Connect Account/Record and corresponding China Connect Account.

(d)Client shall provide such information as may be required for Bond Connect, including the particulars of its appointed Brokers from time to time and Client authorises BNYM to disclose such details to the Subcustodian. Client further authorises the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its discretion necessary for completing the settlement of trades of China Connect Bonds. Settlement Tasks shall include but are not limited to generating settlement instructions in respect of the trades and effecting the transfer of the relevant China Connect Bonds of a trade into or out of the relevant China Connect Account.

(e)Client acknowledges and agrees that settlement of sale or purchase trades for China Connect Bonds will be in CNY and will be settled on the Client instructed date (which can be trade date, T+1 or T+2) on a delivery (receive) versus payment basis where either CCDC or SCH is the depository and settlement venue on a fully matched and affirmed transaction by CCDC or SCH. Settlement instructions will be matched and affirmed at CCDC or SCH by 12pm Hong Kong time (or other timing as may be stipulated by the market) on settlement date, at which point, and if affirmed by the relevant Broker as market maker/counterparty and CMU, CCDC or SCH will block the China Connect Bonds earmarked for the trade. Cash for a purchase of China Connect Bonds must be received by 5pm Hong Kong time (or other timing as may be stipulated by the market) at CCDC or SCH. Settlement is effected by 5pm Hong Kong time (or other timing as may be stipulated by the market). For a sale, China Connect Bonds will be credited to the relevant Broker as market maker/counterparty and the transfer of corresponding cash proceeds made to the CMU account of the relevant Broker as market maker/counterparty. Upon receipt of cash proceeds, CMU will transfer the funds to the Subcustodian for onward credit to BNYM for the applicable Client. For a purchase, CCDC or SCH will credit China Connect Bonds to a CMU account and the corresponding cash proceeds to the relevant Broker as market maker/counterparty. CMU will settle the transaction in its system and send an advice to the Subcustodian for onward credit of China Connect Bonds to the applicable China Connect Account.

Paragraph (g) below details the exceptional circumstances in which trades may fail.

BNYM acknowledges that as of the date of this Letter, each of CMU, SCH and CCDC is an "Eligible Securities Depository" as defined in Rule 17f-7 under the Investment Company Act of 1940.

(f)Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China

Connect Bonds in Client's BNYM China Connect Account or relevant China Connect Account

(Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements). Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, Client undertakes to reimburse and indemnify BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and to provide such information as BNYM may require to fulfil its duties within the timeframe which BNYM advises. For the avoidance of doubt, Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(g)Trades in China Connect Bonds can fail in certain circumstances (including if Client fails to adhere to the terms of this Letter and including if instructions to BNYM are not forthcoming, cannot be matched or are late); short positions, day trading and partial settlement are not permitted. Trades in China Connect Bonds may fail, through a party default or due to trades not matching exactly. Any failed trade in respect of China Connect Bonds will require a report and explanation to CMU and CFETS as to the reasons for failure by the defaulting party to the trade. Client acknowledges and agrees it understands and accepts the matters set out in this paragraph (g) (together with paragraph (e) above).

(h)Client acknowledges and agrees that it is the investor in the China Connect Bonds through Bond Connect and shall be responsible for the consequences of trading of China Connect Bonds. Client further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, the Hong Kong and PRC regulators, the trading platforms of Hong Kong and the PRC and the depositories in the PRC, CMU rules generally and as each of the same concern Bond Connect, activities arising from Bond Connect and/or regarding investments in China Connect Bonds. Such applicable laws, rules and regulations shall include, but shall not be limited to the disclosure of interest reporting obligations in respect of China Connect Bonds (Disclosures of Interest). For the avoidance of doubt, Client acknowledges and agrees that: (i) BNYM's duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether Client is eligible to invest in China Connect Bonds and Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any ownership or for making any Disclosures of Interest in any China Connect Bonds.

(i)Client acknowledges and agrees that China Connect Bonds are held centrally by CMU in an omnibus account with SCH and/or CCDC designated for the Hong Kong Monetary Authority and that CMU and CCDC and SCH are intermediaries and depositories in Hong Kong and the PRC. Accordingly such holdings will be subject to the requirements and laws of these jurisdictions and as the same apply to Client's title, property or interests in such China Connect

Bonds.

(j)Client understands that China Connect Bonds are uncertificated and are in computerised form at an account maintained by the Hong Kong Monetary Authority/CMU at CCDC and/or SCH, therefore China Connect Bonds credited to a China Connect Account are not registered or recorded with any of CCDC or SCH in Client's name, Subcustodian's name or BNYM's name.

All China Connect Bonds will be recorded in the name of the relevant nominee/omnibus account holder. BNYM cannot guarantee nor does it take any liability or responsibility for Client's investment in China Connect Bonds and Client's title, property and interest in China

Connect Bonds and any ability to enforce the same by virtue of this registration and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong Kong or the PRC (and any conflict between the same).

(k)Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it in respect of use of Bond Connect. These include the following (such list is not exhaustive): Disclosures of Interest, unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), suspension of trading without cause or notice, trade failure or trade rejection, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (j) above.

(l)Client acknowledges and agrees that BNYM shall not be liable, or in any way responsible, for acts, omissions, errors, timeliness, default and/or solvency of any Broker, stock exchange, depository or trading or clearing entity in connection with services relating to Bond Connect.

(m)Client acknowledges and agrees that it will pay the fees and expenses to BNYM for BNYM's services under this Letter as agreed between Client and BNYM (and as such fees and expenses are amended from time to time).

(n)If Client wishes to terminate its use of Bond Connect under this Letter with BNYM, it will provide 30 days written notice of termination to BNYM. BNYM may terminate its services under this Letter with respect to a Client by 60 days written notice of termination to Client.

Client agrees that the Subcustodian may terminate or cease to provide its services or support Bond Connect either generally or in respect of Client and Client is at particular risk of such termination if paragraphs (c) and (d) above or any other terms of this Letter are breached (HSBC Termination). If there is an HSBC Termination in respect of a Client, BNYM shall by written notice to such Client terminate its services under this Letter with respect to such Client at such time that the HSBC Termination takes place and notwithstanding the 60 day notice provision set forth above BNYM's services under this Letter shall terminate at the time that the HSBC Termination takes place.

(o)No provision of this Letter may be amended except in a writing signed by Client and BNYM.

Without limitation to the foregoing, Client authorises BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian considers in their respective discretion necessary or advisable for complying with all relevant market rules for Bond Connect, and with all instructions issued to BNYM or a Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise). Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA. For clarity, the services provided in connection with Bond Connect are part of BNYM's performance of its services under the CA. Except as contemplated in and as modified by the terms of this Letter, the terms of the CA shall apply to the provision of services in connection with Bond Connect; in clarification of the preceding provisions of this sentence, with respect to the provision of services in connection with Bond Connect any difference between an item as stated in this Letter and the terms of the CA shall be resolved entirely in favor of the item as stated in this Letter. For the avoidance of doubt, this Letter does not affect the duties or obligations of BNYM under the Foreign Custody Manager Agreement between the Voya funds, which are party thereto, and BNYM (previously The Bank of New York) dated January 6, 2003, as amended or supplemented from time to time. For the avoidance of doubt, this Letter does not limit the duties or obligations of BNYM under Article III, Section 1(c) of the CA.

A copy of the Agreement and Declaration of Trust, relating to any Client that is a series of a Massachusetts business trust (Trust) is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Letter has been executed on behalf of the relevant Trust by an officer of such Trust as an officer and not individually and the obligations of such Trust arising out of this Letter are not binding upon any of the trustees, officers or shareholders of such Trust individually but are binding only upon the assets and property of such Trust.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Upon the date this Letter, if a Client listed on Annex A hereto is listed on Annex A of a prior letter relating to Bond Connect, such prior letter shall be of no force or effect with respect to such Client.

This Letter shall be governed by and construed in accordance with the same governing law as in the CA.

Agreed and accepted by

By:	/s/ Todd Modic_____________
Name: Todd Modic
Title:	Senior Vice President
For and on behalf of
Each Separate Legal Entity Listed on Annex A Hereto
April 1, 2019

Acknowledged by

The Bank of New York Mellon

By:	/s/ Michael Rothemeyer_______
Name: Michael Rothemeyer
Title:	Vice President

ANNEX A

PORTFOLIO	CUSTODY ACCOUNT	SLEEVE ACCOUNT
	NUMBER	NUMBER
		(if applicable)
Voya Balanced Portfolio	464428	N/A
Voya Emerging Markets	472952	N/A
Local Currency Debt Fund
Voya Global Bond Fund	464773	N/A
Voya Global Bond Portfolio	464548	N/A
Voya Intermediate Bond Fund	464006	N/A
Voya Strategic Income	473423	N/A
Opportunities Fund

Note: (1) each entity listed in the Portfolio column is a Client, although with respect to each sleeve listed in the Sleeve column, for purposes of the account structure set forth in paragraph (a) that structure is established with respect to a particular sleeve commensurate with the account structure established under the CA with respect to such sleeve (and the terms BNYM China Connect Account, China Connect Account, SPSA account, and Cash Account have the meanings that correspond to that account structure established under the CA); (2) the provisions of paragraph (o) (including with respect to an HSBC Termination) are intended to apply on a sleeve-by-sleeve basis; and (3) a sleeve may be considered to be the investor in Bond Connect.